Exhibit 99.1

FROM:	ICR, Inc.
James R. Palczynski
203-682-8229

COMPANY	John Aglialoro
CONTACT:	Chairman & CEO
508-533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES FIRST QUARTER RESULTS

SALES UP 20%

MEDWAY, MA, April 26, 2007 — Cybex International, Inc. (NASDAQ: CYBI), a leading manufacturer of premium exercise equipment for the commercial and consumer markets, today reported results for its first quarter ended March 31, 2007. Net sales for the first quarter of 2007 increased by 20% to $34.7 million compared to $28.9 million for the corresponding 2006 period. Net income for the quarter ended March 31, 2007 was $1.1 million, or $0.06 per diluted share, compared to net income for the first quarter of 2006 of $0.7 million or $0.04 per diluted share. The Company noted that the year-over-year earnings per share growth was achieved despite three offsetting factors: an 8.6% tax rate in the year-ago first quarter compared to a 41.5% rate in 2007 that resulted from the realizability of a deferred tax asset, a 12.8% increase in shares outstanding and a $509,000 pre-tax charge in 2007 related to the previously announced product development agreement with eNova.

First quarter operating income increased by 61% to $2.1 million versus $1.3 million in the prior year quarter. The Company’s first quarter gross margin increased to 37.2% versus the prior year 36.5%. The increase resulted primarily from greater overhead absorption. The Company also saw a .90% improvement in its first quarter SG&A expenses as a percentage of net sales versus the year-ago quarter due to the leverage from the sales increase. This was achieved despite the additional $509,000 expense described above.

John Aglialoro, CYBEX Chairman and CEO stated, “The Company is pleased to have begun the year with a strong quarter. We executed well and saw success across the breadth of our product lines. CYBEX expects to see continued growth as the year progresses, both in our current equipment lines and through introductions of new products. CYBEX is excited by the recent introduction of our VR1 line of commercial strength training equipment, which has a space-efficient footprint, an elegant and inviting design, and is exceptionally easy to use. We are also looking forward to the third quarter launch of our new high-performance 750T treadmill which we expect will be the reference standard for this category.”

Mr. Aglialoro continued, “It is our belief that we can continue to grow our revenues and drive further improvements in our profitability. CYBEX is taking a disciplined approach to growth, but at the same time, we are making prudent investments in personnel and systems to ensure that we retain our leadership position. I believe this balanced business plan, which focuses on both near-term performance as well as long-term opportunity, will create significant and sustainable value for our shareholders.”

The Company noted that inventories at the close of the first quarter were up 29% to $12.2 million versus $9.6 million at this same time last year. This increase reflects the inclusion of $1.1 million of inventory for the new Home Arc line which utilizes outsourced manufacturing and, therefore, has a much slower turn rate than the balance of our business. Additionally, the Company’s inventory build included approximately $500,000 of audio-visual screens, which had not yet begun to ship until the end of the first quarter.

The Company will hold a conference call today. If you cannot participate in the call but wish to listen to it, you may login at CYBEX’s website at www.cybexinternational.com. Under the category Company, click on Press Releases, scroll to bottom and select Q1 Earnings Release Conference Call. You will be able to listen by either Windows Media or Real Player approximately 2 hours after the completion of the call.

About CYBEX

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line includes a full range of both strength training and cardio training machines sold worldwide under the CYBEX brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user – from the professional athlete to the first-time exerciser – to improve daily human performance. For more information on CYBEX and its product line, please visit the Company’s website at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2006, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 10, 2007.

- Financial Tables to Follow -

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31 2007	April 1, 2006
Net sales	$34,676	$28,912
Cost of sales	21,782	18,361

Gross profit	12,894	10,551
As a percentage of sales	37.2%	36.5%
Selling, general and administrative expenses	10,796	9,262

Operating income	2,098	1,289
Interest expense, net	210	559

Income before income taxes	1,888	730
Income taxes	784	63

Net income	$1,104	$667

Basic and diluted net income per share	$0.06	$0.04

Shares used in computing basic net income per share	17,224	15,158

Shares used in computing diluted net income per share	17,838	15,819

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	March 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$801	$1,419
Accounts receivable, net	17,919	20,296
Inventories	12,241	9,620
Prepaid expenses and other	3,106	4,176
Deferred tax asset	3,509	3,509

Total current assets	37,576	39,020

Property and equipment, net	15,830	13,055
Goodwill	11,247	11,247
Deferred tax asset	8,158	8,773
Other assets	1,225	1,282

	$74,036	$73,377

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$2,972	$3,762
Current portion of capital leases	183	248
Accounts payable	6,208	5,570
Accrued expenses	14,711	15,379

Total current liabilities	24,074	24,959

Other liabilities	3,182	2,751

Total liabilities	27,256	27,710
Stockholders’ equity	46,780	45,667

	$74,036	$73,377

#####